Exhibit 2
Voting Agreement
     This VOTING AGREEMENT (this “Agreement”) is entered into as of January 26, 2007, by and between Symantec Corporation, a Delaware corporation (“Acquiror”), and the undersigned stockholder (“Stockholder”) of Altiris, Inc., a Delaware corporation (the “Company”). Terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).
Recitals
          A. The execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquiror to enter into that certain Agreement and Plan of Merger, dated as of January 26, 2007 (the “Merger Agreement”), by and among Acquiror, Atlas Merger Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Acquiror.
          B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of the Company Capital Stock as is indicated on the signature page of this Agreement.
          C. In consideration of the execution of the Merger Agreement by Acquiror, Stockholder (solely in such Stockholder’s capacity as such) has agreed, subject to the terms and conditions set forth herein, to vote the Shares (as defined below) and such other shares of Company Capital Stock over which Stockholder has voting power, so as to facilitate the consummation of the Merger.
          D. Stockholder understands and acknowledges that the Company and Acquiror are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Restrictions on Shares. Subject to the terms and conditions herein and in the Merger Agreement,
          (a) Stockholder shall not, directly or indirectly, transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber the Shares (as such term is defined in Section 4 below) or any New Shares (as such term is defined in Section 1(d) below), or make any offer or enter into any agreement providing for any of the foregoing, at any time prior to the Expiration Date; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to (i) exercise, prior to the Expiration Date, any Company Options held by Stockholder, (ii) transfer or otherwise dispose of Shares to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (iii) if an individual Stockholder, transfer or otherwise dispose of Shares to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholders’ immediate family, (iv) if an entity Stockholder, transfer any Shares to any affiliated fund, or (v) if an entity Stockholder, transfer, by way of a distribution in kind following the initial record date set for the Company Stockholders Meeting (as defined in the Merger Agreement), any Shares, to its limited partners and/or general partner in accordance with the terms of its limited partnership agreement; provided however, that any transfer referred to in clauses (ii), (iii), and (iv) of this section shall be permitted only if, as a precondition to such transfer, the transferee, whether a charitable organization, affiliated entity, individual or trust, agrees to be bound by the terms of this Agreement and, if requested by Acquiror, to execute a Proxy (as hereinafter defined); provided further that Stockholder shall be able to make a one time transfer or other disposition to a charitable organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, of up to ___shares of Company Common Stock without such charitable organization agreeing to be bound by the terms of this Agreement. As used herein, the term “Expiration Date” shall mean the earlier of (i) the Effective Time and (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms.
          (b) Prior to the Expiration Date, Stockholder shall not, directly or indirectly, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, enter into a voting agreement (other than this Agreement) or similar binding commitment with respect to any of the Shares.
          (c) Prior to the Expiration Date, Stockholder shall not, directly or indirectly, take any action (other than any action of Stockholder or any representative of Stockholder or employee or member of any Affiliate of Stockholder (each a “Representative”), in such Stockholder’s or Representative’s capacity as a director or officer of the Company, in the exercise of such Stockholder’s fiduciary or other duties with respect to an Alternative Transaction Proposal or Superior Proposal in compliance with the terms of the Merger Agreement) that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform such Stockholder’s obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby.
          (d) Any shares of Company Common Stock or other voting securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires voting rights after the date of this Agreement and prior to the Expiration Date, including pursuant to the exercise of options or warrants to purchase shares of Company Common Stock (collectively, the “New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.
     2. Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3 below), (i) the Shares, (ii) any shares of Company Common Stock that have ceased to be Shares as a result of a transfer pursuant to Section 1(a)(v) above (provided that Stockholder is the stockholder of record as of the applicable record date and accordingly legally entitled to vote such shares of Company Common Stock described in this clause (ii)), and (iii) any New Shares held by Stockholder at the time any such vote is taken in favor of adoption of the Merger Agreement and any matter proposed in connection with the Merger that is reasonably necessary to facilitate the Merger, and against any Alternative Transaction Proposal and any other matter that would reasonably be expected to prevent, delay, postpone or frustrate the purposes of the Merger (other than any adjournment or postponement of any aforementioned meeting of the stockholders of the Company).
     3. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to Acquiror a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest, and, until the Expiration Date, shall be irrevocable to the fullest extent permitted by Applicable Law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 2 covering the total number of Shares, any shares of Company Common Stock that have ceased to be Shares as a result of a transfer pursuant to Section 1(a)(v) above, and New Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Stockholder, (i) Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by Stockholder with respect to the voting of the Shares in connection with the matters set forth in Section 2, and (ii) Stockholder shall not grant any subsequent proxies with respect to the voting of the Shares in connection with the matters set forth in Section 2, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares and the New Shares in any manner inconsistent with the terms of Section 2, until after the Expiration Date.
     4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Acquiror as follows as of the date hereof (except as specifically set forth below):
          (a) Stockholder is the beneficial or record owner of, or has the right to exercise voting power over, that number of shares of Company Common Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, on the date hereof, are collectively, the “Shares”; provided that Shares subsequently transferred as permitted in Section 1(a) above shall from and after such transfer cease to be considered Shares). As of the date hereof, the Shares constitute Stockholder’s entire interest in the outstanding shares of Company Common Stock and Stockholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of Company Capital Stock. No person who is not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, (i) if Stockholder is a partnership, the rights and interest of persons and entities that own partnership interests in Stockholder under the partnership agreement governing Stockholder and applicable partnership law or (ii) if Stockholder is a married individual and resides in a State with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws). The Shares are and will be at all times up until the Expiration Date free and clear of any security interests, liens, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that would materially and adversely affect Stockholder’s ability to perform his, her or its obligations under this Agreement. Stockholder’s current principal residence or current place of business is set forth on the signature page hereto.
          (b) Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action, if any, on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Acquiror, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.
          (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or require notice to or the consent of any person under, any contract, law, rule, regulation, judgment, order or decree by which Stockholder is bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, materially and adversely affect Stockholder’s ability to perform his, her or its obligations under this Agreement.
          (d) If the Stockholder is an entity and not an individual, until the Expiration Date, such Stockholder, in its capacity as a stockholder of the Company only, shall not, and shall not authorize or permit any of its general partners, officers, managers, employees or affiliated investment funds to, directly or indirectly, solicit, initiate, seek, endorse, recommend or support, or knowingly encourage or facilitate, any inquiry, proposal or offer from, furnish any non-public information to, or participate in any discussions or negotiations with (except to disclose the existence of the provisions of this Section 4), or enter into any agreement with, any party or group regarding any Alternative Transaction, provided that nothing herein shall prevent any director of the Company from exercising such director’s fiduciary duties to the stockholders of the Company.
     5. Consent and Waiver; Termination of Existing Agreements. Stockholder hereby agrees to give any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement or instrument to which Stockholder is a party or subject or in respect of any rights Stockholder may have in connection with the Merger (whether such rights exist under the certificate of incorporation or bylaws of the Company, any Contract to which the Company is a party or by which it is, or any of its assets are, bound under statutory or common law or otherwise). Without limiting the generality or effect of the foregoing, Stockholder hereby waives any and all rights to contest or object to the execution and delivery of the Merger Agreement, the Company Board of Directors’ actions in approving and recommending the Merger, the consummation of the Merger and the other transactions provided for in the Merger Agreement, or to seek damages or other legal or equitable relief in connection therewith. From and after the Effective Time, Stockholder’s right to receive cash on the terms and subject to the conditions set forth in the Merger Agreement shall constitute Stockholder’s sole and exclusive right against the Company and/or Acquiror in respect of Stockholder’s ownership of the Shares and the New Shares or status as a stockholder of the Company or any agreement or instrument with the Company pertaining to the Shares or New Shares or Stockholder’s status as a stockholder of the Company.
     6. Confidentiality. Until the Acquiror has publicly disclosed the Merger, Stockholder shall hold any information regarding this Agreement and the Merger in strict confidence and shall not divulge any such information to any third person.
     7. Appraisal Rights. Stockholder agrees not to exercise any rights of appraisal or any dissenters’ rights that Stockholder may have (whether under Applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.
     8. Miscellaneous.
          (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Acquiror, to:
Symantec Corporation
20330 Stevens Creek Blvd.
Cupertino, CA 95014
Attention: Arthur F. Courville
Fax Number: (408) 517-8121
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Daniel J. Winnike, Esq.
                  Douglas N. Cogen, Esq.
                  Andrew Y. Luh, Esq.
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500
(ii)	if to Stockholder, to the address set forth for the Stockholder on the signature page hereof.
          (b) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation of this Agreement or the Proxy, Acquiror shall have the right to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity and Stockholder hereby waives any requirement for the security or posting of any bond in connection with such enforcement.
          (c) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.
          (d) Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the Proxy) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of Acquiror, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests or obligations of Acquiror hereunder, may be assigned or delegated in whole or in part by Acquiror to any affiliate of Acquiror without the consent of or any action by Stockholder upon notice by Acquiror to Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

          (e) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
          (f) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.
          (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.
          (h) Rules of Construction. The parties hereto agree that they have been represented by legal counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
          (i) Additional Documents, Etc. Stockholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of and as reasonably requested by Acquiror, to carry out the purpose and intent of this Agreement.
          (j) Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Date, and thereafter there shall be no liability or obligation on the part of the Stockholder, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.
          (k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

SYMANTEC CORPORATION

By:

Name:

Title:

STOCKHOLDER:

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Shares beneficially owned on the date hereof:

shares of Company Common Stock
[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A
IRREVOCABLE PROXY
TO VOTE STOCK OF
ALTIRIS, INC.
     The undersigned stockholder of Altiris, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Arthur Courville and James Beer of Symantec Corporation, a Delaware corporation (“Acquiror”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (but not including shares transferred as permitted and in accordance with Section 1(a)(ii), (iii), or (iv) of that certain Voting Agreement dated as of even date herewith by and between Acquiror and the undersigned (the “Voting Agreement”)) (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Irrevocable Proxy are listed on the final page of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies or enter into any agreement or understanding with any Person (as defined in the Merger Agreement (as defined below)) to vote or give instructions with respect to the Shares in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Date (as defined below).
     Until the Expiration Date, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest, is granted pursuant to the Voting Agreement, and is granted in consideration of Acquiror entering into that certain Agreement and Plan of Merger, dated as of January 26, 2007, by and among Acquiror, Atlas Merger Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”) and the Company (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of Acquiror. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms.
     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to the Delaware General Corporation Law, at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting as follows: (i) in favor of adoption of the Merger Agreement and any matter proposed in connection with the Merger that is reasonably necessary to facilitate the Merger, and (ii) against any Alternative Transaction Proposal (as such term is defined in Article I of the Merger Agreement) and any other matter that would reasonably be expected to prevent, delay, postpone or frustrate the purposes of the Merger (other than any adjournment or postponement of any aforementioned meeting of the stockholders of the Company).
     The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.
     All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.
[Signature Page Follows]

     This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of Acquiror. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.
Dated: January 26, 2007

(Signature)

(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Shares beneficially owned on the date hereof:

shares of Company Common Stock
[SIGNATURE PAGE TO IRREVOCABLE PROXY]